Exhibit 10.10
Trademark Transfer Agreement
This Trademark Transfer Agreement (“Transfer Agreement”) is made by and between Medtronic, Inc., a Minnesota corporation with a principal place of business at 710 Medtronic Parkway, Minneapolis, MN 55432 (“Medtronic”) and Kips Bay Medical, Inc., a Delaware corporation with a principal place of business at 3405 Annapolis Lane, Minneapolis, MN 55447 (“Kips Bay”).
     WHEREAS, Medtronic is the owner of the trademarks and corresponding registrations and applications attached as Schedule A hereto (collectively the “Marks”);
     WHEREAS, Kips Bay wishes to acquire ownership of Marks and of; and
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Medtronic hereby assigns to Kips Bay all right, title and interest in and to the Marks for the United States and throughout the world, together with the business and goodwill of the business associated therewith.
     This Transfer Agreement includes all rights in the nature of trademark, service mark, and trade name rights, as well as the right to sue for past infringement of such rights by any third party.
     Medtronic agrees to execute any additional documents presented to Medtronic by Kips Bay and to perform any other acts at Kips Bay’s expense which are or may be reasonably necessary to evidence or perfect the assignment, including those reasonably necessary to effectuate the recordation of the assignment.

MEDTRONIC, INC.
By:	/s/ Robert S. White
Its: Vice President, Corp. Dev’t

STATE OF MINNESOTA	)
) ss.
COUNTY OF ANOKA	)
     On this 10th day of October, 2007, before me appeared Robert S. White to me known to be the same person described in and who executed the foregoing instrument, and acknowledged that she executed the same as a free act and deed with authority to do so.

/s/ Lorna Korrine Johnson
Notary Public
[seal]

Transferred Trademarks
eSVS™
bePTFE™
ACCSS™